                                                                    EXHIBIT 99.3


                           UNITED NATURAL FOODS, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                        PAGE
UNITED NATURAL FOODS, INC. AND SUBSIDIARIES:
Independent Auditors' Report........................................... F-2
Consolidated Balance Sheets............................................ F-3
Consolidated Statements of Income...................................... F-4
Consolidated Statements of Stockholders' Equity........................ F-5
Consolidated Statements of Cash Flows.................................. F-6
Notes to Consolidated Financial Statements............................. F-8

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
United Natural Foods, Inc.:

We have audited the accompanying consolidated balance sheets of United Natural Foods, Inc. and subsidiaries as of July 31, 1996 and 1997 and the related consolidated statements of income, stockholders' equity and cash flows for the year ended October 31, 1995, for the nine months ended July 31, 1996, and for the year ended July 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Natural Foods, Inc. and subsidiaries as of July 31, 1996 and 1997 and the results of their operations and their cash flows for the year ended October 31, 1995, for the nine months ended July 31, 1996, and for the year ended July 31, 1997 in conformity with generally accepted accounting principles.

                                                          KPMG Peat Marwick LLP

Providence, Rhode Island
April 15, 1998

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                     JULY 31, 1996 JULY 31, 1997 JANUARY 31, 1998
                                     ------------- ------------- ----------------
                                                                   (UNAUDITED)
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
               ASSETS
 Current assets:
   Cash and cash equivalents.......    $    749      $    952        $  3,458
   Accounts receivable, net of
    allowance of $1,411 and $2,283
    for 1996 and 1997,
    respectively...................      40,042        42,952          49,581
   Notes receivable, trade.........         360           866             908
   Inventories.....................      63,761        71,509          78,035
   Prepaid expenses................       2,133         4,110           3,568
   Deferred income taxes...........         796         1,032           1,032
                                       --------      --------        --------
       Total current assets........     107,841       121,421         136,582
                                       --------      --------        --------
 Property and equipment, net.......      33,218        32,412          32,723
                                       --------      --------        --------
 Other assets:
   Notes receivable, trade, net....       1,068           995           1,274
   Goodwill, net of accumulated
    amortization of $556 and $791
    for 1996 and 1997,
    respectively...................       8,096         7,579           8,453
   Covenants not to compete, net of
    accumulated amortization of
    $711 and $1,552 for 1996 and
    1997, respectively.............       1,117           592             512
   Other, net......................       1,003         1,562             793
                                       --------      --------        --------
       Total assets................    $152,343      $164,561        $180,337
                                       ========      ========        ========
 LIABILITIES AND STOCKHOLDERS' EQ-
                UITY
 Current liabilities:
   Notes payable...................    $ 50,251      $ 27,222        $ 38,603
   Current installments of long-
    term debt......................       5,102         3,016           1,426
   Current installments of
    obligations under capital
    leases.........................         526           681             151
   Accounts payable................      30,013        30,536          31,962
   Accrued expenses................       8,192         6,488           6,613
   Income taxes payable............         304           377             419
                                       --------      --------        --------
       Total current liabilities...      94,388        68,320          79,174
 Long-term debt, excluding current
  installments.....................      27,374        20,411          21,803
 Notes payable to Stow
  officers/stockholders............       5,483           --              --
 Deferred income taxes.............         407           678             678
 Obligations under capital leases,
  excluding current installments...       1,251         1,236           1,113
                                       --------      --------        --------
       Total liabilities...........     128,903        90,645         102,768
                                       --------      --------        --------
 Stockholders' equity:
   Preferred stock, $.01 par value:
    authorized 5,000 shares;
    none issued or outstanding ....         --            --              --
   Common stock, $.01 par value:
    authorized 25,000 shares;
    issued 13,691 and outstanding
    13,671 in 1996;
    issued 17,377 and outstanding
    17,357 in 1997;................         137           174             174
   Additional paid-in capital......       6,592        51,842          50,007
   Stock warrants..................       3,200           --              --
   Unallocated shares of Employee
    Stock Ownership Plan (ESOP)....      (3,074)       (2,910)         (2,829)
   Retained earnings...............      16,629        24,854          30,261
   Treasury stock, 20 shares at
    cost...........................         (44)          (44)            (44)
                                       --------      --------        --------
       Total stockholders' equity..      23,440        73,916          77,569
                                       --------      --------        --------
       Total liabilities and
        stockholders' equity.......    $152,343      $164,561        $180,337
                                       ========      ========        ========

                See notes to consolidated financial statements.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

                                                              SIX MONTHS ENDED
                                                                 JANUARY 31,
                                          NINE
                          YEAR ENDED  MONTHS ENDED YEAR ENDED
                          OCTOBER 31,   JULY 31,    JULY 31,
                             1995         1996        1997      1997      1998
                          ----------- ------------ ---------- --------  --------
                                                                 (UNAUDITED)
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...............   $458,849     $439,842    $634,825  $306,575  $351,359
Cost of sales...........    363,757      350,130     507,547   244,536   280,862
                           --------     --------    --------  --------  --------
 Gross profit...........     95,092       89,712     127,278    62,039    70,497
                           --------     --------    --------  --------  --------
Operating expenses......     81,355       75,059     103,885    52,148    55,577
Merger expenses.........        --           --          --        --      4,064
Amortization of
 intangibles............      2,426          793       1,060       530       505
                           --------     --------    --------  --------  --------
 Total operating
  expenses..............     83,781       75,852     104,945    52,678    60,146
                           --------     --------    --------  --------  --------
 Operating income.......     11,311       13,860      22,333     9,361    10,351
                           --------     --------    --------  --------  --------
Other expense (income):
 Interest expense.......      5,462        5,524       5,481     3,268     2,273
 Interest expense on
  notes payable to Stow
  officers/stockholders..       507          363         495       240         -
 Other, net.............       (428)        (360)       (679)     (301)     (349)
                           --------     --------    --------  --------  --------
 Total other expense....      5,541        5,527       5,297     3,207     1,924
                           --------     --------    --------  --------  --------
 Income before income
  taxes and
  extraordinary item....      5,770        8,333      17,036     6,154     8,427
Income taxes............      2,953        2,883       6,636     2,571     4,855
                           --------     --------    --------  --------  --------
 Income before
  extraordinary item....      2,817        5,450      10,400     3,583     3,572
Extraordinary item--loss
 on early extinguishment
 of debt, net of income
 tax benefit of $662             --           --         933       933        --
                           --------     --------    --------  --------  --------
 Net income.............   $  2,817     $  5,450    $  9,467  $  2,650  $  3,572
                           ========     ========    ========  ========  ========
Pro forma additional
 income tax expense
 (Unaudited)............         75          499         401         6       320
                           --------     --------    --------  --------  --------
Pro forma income before
 extraordinary item
 (Unaudited)............   $  2,742     $  4,951    $  9,999  $  3,577  $  3,252
                           ========     ========    ========  ========  ========
Per share data (Basic):
Income before
 extraordinary item.....   $   0.21     $   0.40    $   0.64  $   0.23  $   0.21
Extraordinary item, net
 of income tax benefit..        --           --         0.06      0.06       --
                           --------     --------    --------  --------  --------
 Net income.............   $   0.21     $   0.40    $   0.58  $   0.17  $   0.21
                           ========     ========    ========  ========  ========
Pro forma income before
 extraordinary item
 (Unaudited)............   $   0.20     $   0.36    $   0.61  $   0.23  $   0.19
                           ========     ========    ========  ========  ========
Weighted average basic
 shares of common
 stock..................     13,691       13,687      16,367    15,394    17,357
                           ========     ========    ========  ========  ========
Per share data
 (Diluted):
Income before
 extraordinary item.....   $   0.19     $   0.37    $   0.63  $   0.22  $   0.20
Extraordinary item, net
 of income tax benefit..        --           --         0.06      0.06       --
                           --------     --------    --------  --------  --------
 Net income.............   $   0.19     $   0.37    $   0.57  $   0.16  $   0.20
                           ========     ========    ========  ========  ========
Pro forma income before
 extraordinary item
 (Unaudited)............   $   0.18     $   0.33    $   0.60  $   0.22  $   0.18
                           ========     ========    ========  ========  ========
Weighted average diluted
 shares of common
 stock..................     14,858       14,853      16,553    16,125    17,654
                           ========     ========    ========  ========  ========

                See notes to consolidated financial statements.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                  UNALLOCATED
                          OUTSTANDING        ADDITIONAL            SHARES OF                           TOTAL
                            NUMBER    COMMON  PAID-IN    STOCK   EMPLOYEE STOCK RETAINED  TREASURY STOCKHOLDERS'
                           OF SHARES  STOCK   CAPITAL   WARRANTS OWNERSHIP PLAN EARNINGS   STOCK      EQUITY
                          ----------- ------ ---------- -------- -------------- --------  -------- -------------
                                                             (IN THOUSANDS)
Balances at October 31,
 1994....................   13,691     $137   $ 4,285    $3,200     $(3,359)    $10,001     $--       $14,264
 Allocation of shares to
  ESOP...................      --       --        --        --          163         --       --           163
 Distributions to Stow
  officers/stockholders..      --       --        --        --          --         (127)     --          (127)
 Transfer of
  undistributed earnings
  of S Corporation to
  additional paid-in
  capital................      --       --         87       --          --          (87)     --           --
 Net income..............      --       --        --        --          --        2,817      --         2,817
                            ------     ----   -------    ------     -------     -------     ----      -------
Balances at October 31,
 1995....................   13,691      137     4,372     3,200      (3,196)     12,604      --        17,117
 Allocation of shares to
  ESOP...................      --       --        --        --          122         --       --           122
 Purchase of treasury
  stock..................      (20)     --        --        --          --          --       (44)         (44)
 Stock options ..........      --       --      1,056       --          --          --       --         1,056
 Distributions to Stow
  officers/stockholders..      --       --        --        --          --         (261)     --          (261)
 Transfer of
  undistributed earnings
  of S Corporation to
  additional paid-in
  capital................      --       --      1,164       --          --       (1,164)     --           --
 Net income..............      --       --        --        --          --        5,450      --         5,450
                            ------     ----   -------    ------     -------     -------     ----      -------
Balances at July 31,
 1996....................   13,671      137     6,592     3,200      (3,074)     16,629      (44)      23,440
 Issuance of common
  stock..................    2,900       29    35,481       --          --          --       --        35,510
 Exercise of stock
  warrants...............      786        8     3,192    (3,200)        --          --       --           --
 Allocation of shares to
  ESOP...................      --       --        --        --          164         --       --           164
 Distributions to Stow
  officers/stockholders..      --       --        --        --          --         (611)     --          (611)
 Capital contribution....                       6,043                   --          --       --         6,043
 Effect of change in year
  end....................      --       --        --        --          --          (97)     --           (97)
 Transfer of
  undistributed earnings
  of S Corporation to
  additional paid-in
  capital................      --       --        534       --          --         (534)     --           --
 Net income..............      --       --        --        --          --        9,467      --         9,467
                            ------     ----   -------    ------     -------     -------     ----      -------
Balances at July 31,
 1997....................   17,357      174    51,842       --       (2,910)     24,854      (44)      73,916
 Allocation of shares to
  ESOP (Unaudited).......      --       --        --        --           81         --       --            81
 Transfer of
  undistributed loss of
  S Corporation to
  additional paid-in
  capital (Unaudited)....      --       --     (1,835)      --          --        1,835      --           --
 Net income (Unaudited)..      --       --        --        --          --        3,572      --         3,572
                            ------     ----   -------    ------     -------     -------     ----      -------
Balances at January 31,
 1998 (Unaudited)........   17,357     $174   $50,007    $  --      $(2,829)    $30,261     $(44)     $77,569
                            ======     ====   =======    ======     =======     =======     ====      =======

                See notes to consolidated financial statements.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       SIX MONTHS ENDED
                                                                         JANUARY 31,
                                               NINE
                             YEAR ENDED    MONTHS ENDED   YEAR ENDED
                          OCTOBER 31, 1995 JULY 31, 1996 JULY 31, 1997   1997     1998
                          ---------------- ------------- ------------- --------  --------
                                                                         (UNAUDITED)
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net income..............      $ 2,817         $5,450        $ 9,467    $  2,650  $ 3,572
 Adjustments to
  reconcile net income
  to net cash provided
  by (used in) operating
  activities:
 Extraordinary loss on
  early extinguishment
  of debt, net of tax
  benefit...............          --             --             933         933      --
 Depreciation,
  amortization and
  write-off of
  intangible assets.....        5,640          4,052          5,609       2,996    2,957
 Loss (gain) on
  disposals of property
  and equipment.........          (32)            34              9           6       (1)
 Accretion of original
  issue discount........          530            459            153         153      --
 Compensation expense
  related to stock
  options...............          --           1,056            --          --       --
 Deferred income taxes..          330           (270)            (5)       (101)     --
 Provision for doubtful
  accounts..............          763            647          2,112       1,529      704
 Changes in assets and
  liabilities, net of
  acquired companies:
 Accounts receivable....       (7,383)        (4,073)        (3,782)     (6,898)  (7,954)
 Inventory..............      (12,029)        (8,181)        (7,748)     (4,858)  (6,015)
 Prepaid expenses.......         (240)          (761)        (1,977)         33      542
 Refundable income
  taxes.................          --             --             --         (306)     --
 Other assets...........        1,990            362         (1,299)       (207)      97
 Notes receivable,
  trade.................         (265)          (204)          (434)         38     (321)
 Accounts payable.......        6,493         (1,694)           523       5,491    1,075
 Accrued expenses.......          614          2,418         (1,704)     (1,883)     379
 Income taxes payable...         (247)           195             73         358     (552)
                              -------         ------        -------    --------  -------
 Net cash provided (used
  in) by operating
  activities............       (1,019)          (510)         1,930         (66)  (5,517)
                              -------         ------        -------    --------  -------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
Payments for purchases
 of subsidiaries, net of
 cash acquired..........       (8,673)          (900)           --          --    (2,698)
Proceeds from disposals
 of property and
 equipment..............          161             53            111          72      259
Capital expenditures....      (10,348)        (7,791)        (3,875)     (2,461)  (2,022)
                              -------         ------        -------    --------  -------
Net cash used in
 investing activities...      (18,860)        (8,638)        (3,764)     (2,389)  (4,461)
                              -------         ------        -------    --------  -------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Net (repayments)
 borrowings under note
 payable................       15,305          9,429        (23,029)    (17,033)  11,381
Repayments of long-term
 debt...................       (2,861)        (5,954)       (22,276)    (16,162)  (6,798)
Proceeds from long-term
 debt...................        9,604          6,490         12,529         805    8,584
Principal payments of
 capital lease
 obligations............         (252)          (388)          (646)       (251)    (683)
Payment of financing
 costs..................         (321)           --             --          --       --
Proceeds from issuance
 of common stock, net...          --             --          35,510      35,510      --
Purchase of treasury
 stock..................          --             (44)           --          --       --
Net borrowings on notes
 payable to Stow
 officers/stockholders..       (1,574)            25            560         561      --
Cash distributions paid
 to Stow
 officers/stockholders..         (127)          (277)          (611)       (445)     --
                              -------         ------        -------    --------  -------
Net cash provided by
 financing activities...       19,774          9,281          2,037       2,985   12,484
                              -------         ------        -------    --------  -------
NET CHANGE IN CASH AND
 CASH EQUIVALENTS.......         (105)           133            203         530    2,506
Cash and cash
 equivalents at
 beginning of period....          721            616            749       1,282      952
                              -------         ------        -------    --------  -------
Cash and cash
 equivalents at end of
 period.................      $   616         $  749        $   952    $  1,812  $ 3,458
                              =======         ======        =======    ========  =======

Supplemental disclosures of cash flow
 information:
 Cash paid during the period for:
 Interest.................................  $4,834 $ 4,073 $5,895 $3,406 $ 2,298
                                            ====== ======= ====== ====== =======
 Income taxes.............................  $2,919 $ 2,544 $5,534 $2,503 $ 4,612
                                            ====== ======= ====== ====== =======

Supplemental schedule of non-cash investing and financing activities:

In 1995, the Company purchased substantially all of the assets of one retail store and one wholesale distributor, and the capital stock of another wholesale distributor for $6,725. In conjunction with these acquisitions, liabilities were assumed as follows:

Fair value of assets acquired:        $21,315
Cash paid:                              6,725
                                      -------
Liabilities assumed and debt issued:  $14,590
                                      =======

In 1996 and 1997, the Company incurred capital lease obligations of approximately $582 and $786, respectively.






                See notes to consolidated financial statements.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            JULY 31, 1996 AND 1997

   (INFORMATION AS OF JANUARY 31, 1998 AND FOR THE SIX MONTHS THEN ENDED IS
                                  UNAUDITED)

(1)  SIGNIFICANT ACCOUNTING POLICIES

 (A) NATURE OF BUSINESS

  United Natural Foods, Inc. and Subsidiaries (the Company) is a distributor and retailer of natural products. The Company sells its products throughout the United States. For purposes of segment reporting, the Company considers its operations to be within a single industry.

 (B) BASIS OF CONSOLIDATION

  The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

 (C) CASH EQUIVALENTS

  Cash equivalents at January 31, 1998 consist of highly liquid investment instruments with original maturities of three months or less.

 (D) INVENTORIES

  Inventories are stated at the lower of cost or market, with cost being determined using the first-in, first-out (FIFO) method.

 (E) PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments at the inception of the lease. Depreciation and amortization are principally provided under the straight-line method over the estimated useful lives.

 (F) INCOME TAXES

  The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (G) INTANGIBLE ASSETS

  Intangible assets consist principally of goodwill and covenants not to compete. Goodwill represents the excess purchase price over fair value of net assets acquired in connection with purchase business combinations and is being amortized on the straight-line method not exceeding forty years. Covenants not to compete are stated at cost and are amortized using the straight-line method over the lives of the respective agreements, generally five years.

  The Company evaluates impairment of intangible assets annually, or more frequently if events or changes in circumstances indicate that carrying amounts may no longer be recoverable. Impairment losses are determined

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

based upon the excess of carrying amounts over expected future cash flows (undiscounted) of the underlying business. The assessment of the recoverability of intangible assets will be impacted if estimated future cash flows are not achieved.

  In fiscal 1995, the Company wrote off approximately $1.6 million in intangible assets, primarily goodwill, upon evaluating impairment of the underlying business of certain of its retail operations. The impairment was indicated by projected cash flow losses caused by increased competition at one location and a change in demographics for the other affected location. This amount is included in "Amortization of Intangibles" in the 1995 Consolidated Statement of Income.

 (H) REVENUE RECOGNITION AND TRADE RECEIVABLES

  The Company records revenue upon shipment of products. Revenues are recorded net of applicable sales discounts. The Company's sales are with customers located throughout the United States. The Company had one customer in 1997, Whole Foods Market, Inc. that provided 10% or more of the Company's revenue, and no such customers in 1996 or 1995. Total sales to this customer were approximately $89 million in 1997.

 (I) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts of the Company's financial instruments including cash, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term nature of these instruments. The carrying value of notes receivable, long-term debt and capital lease obligations approximate fair value based on the instruments' interest rate, terms, maturity date, and collateral, if any, in comparison to the Company's incremental borrowing rate for similar financial instruments.

 (J) CHANGE IN FISCAL YEAR

  Effective November 1, 1995, the Company elected to change its fiscal year end from October 31 to July 31. The consolidated statements of income and cash flows for the nine months ended July 31, 1996 are not necessarily indicative of results that would be expected for a full year.

  On October 31, 1997, a subsidiary of the Company completed its merger with Stow Mills, Inc. and Subsidiary and Hendrickson Partners ("Stow"), wherein Stow became a wholly-owned subsidiary of the Company. Prior to this merger, Stow's fiscal year ended December 31. In recording this merger, Stow's combined financial statements for the fiscal year ended December 31, 1996 have been restated to the nine months ended September 27, 1996. As permitted by the rules and regulations of the Securities and Exchange Commission, Stow's nine months ended September 27, 1996 and fiscal year ended December 31, 1995 have been combined with the Company's nine months ended July 31, 1996 and fiscal year ended October 31, 1995, respectively.

  As a result, Stow's two-month period ended September 27, 1996, has been included in the consolidated financial statements in both the year ended July 31, 1997 and the nine months ended July 31, 1996. Stow's unaudited results of operations for this two-month period included net sales, operating income and net income of approximately $31.0 million, $0.5 million and $0.1 million, respectively. Stow did not pay any dividends during this two-month period. The consolidated statements of stockholders' equity include an adjustment in 1997 to reduce the Company's retained earnings for the net income of Stow for this two-month period.

 (K) ACCOUNTING CHANGES

  Effective November 1, 1995, the Company changed its method of accounting for certain inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. Due to a number of recent

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

acquisitions, the Company's subsidiaries were accounting for inventories on varying methods (LIFO, FIFO) and using different calculation methodologies for LIFO. In order to conform all the Company's inventories to the same valuation method and to enhance the comparability of the Company's financial results with other publicly traded entities, the conforming change to FIFO was made, which was deemed preferable for these reasons. This change has been applied retroactively and financial statements of prior periods have been restated.

 (L) USE OF ESTIMATES

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (M) NOTES RECEIVABLE, TRADE

  The Company issues notes receivable, trade to certain customers under two basic circumstances, inventory purchases for initial store openings and overdue accounts receivable. Initial store opening notes are generally receivable over a period not to exceed twelve months. The overdue accounts receivable notes may extend for periods greater than one year. All notes are issued at a market interest rate and contain certain guarantees and collateral assignments in favor of the Company.

 (N) EMPLOYEE BENEFIT PLANS

  The Company sponsors various defined contribution plans that cover substantially all employees. Pursuant to certain stock incentive plans, the Company has granted stock options to key employees and to non-employee directors. The Company accounts for stock option grants using the intrinsic value based method.

 (O) EARNINGS PER SHARE

  During fiscal 1998, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share". Under the provisions of SFAS No. 128, basic earnings per share replaces primary earnings per share and the dilutive effect of stock options are excluded from the calculation. Fully diluted earnings per share are replaced by diluted earnings per share, and included the dilutive effect of stock options using the treasury stock method. All earnings per share information included in these financial statements has been restated to conform to the requirements of SFAS No. 128. For purposes of the diluted earnings per share calculation, outstanding stock options and stock warrants are considered common stock equivalents, using the treasury stock method. The number of shares used in all calculations has been adjusted to reflect a fifty-five-for-one stock split effective August 30, 1996.

  A reconciliation of the weighted average number of shares outstanding used in the computation of the basic and diluted earnings per share for the year ended October 31, 1995, nine months ended July 31, 1996, the year ended July 31, 1997 and the six months ended January 31, 1998 is as follows:

                                      NINE MONTHS            SIX MONTHS  SIX MONTHS
                          YEAR ENDED     ENDED    YEAR ENDED    ENDED       ENDED
                          OCTOBER 31,  JULY 31,    JULY 31,  JANUARY 31, JANUARY 31,
                             1995        1996        1997       1997        1998
                          ----------- ----------- ---------- ----------- -----------
                              (in thousands)
Weighted average basic
 shares of common stock     13,691      13,687      16,367     15,394      17,357
Effect of dilutive stock
 options                     1,167       1,166         186        731         297
                            ------      ------      ------     ------      ------
Weighted average diluted
 shares of common stock     14,858      14,853      16,553     16,125      17,654
                            ======      ======      ======     ======      ======

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  In November 1996, the Company completed a public offering of its common stock. Proceeds from the sale of 2.9 million shares were used to repay outstanding bank indebtedness. Assuming the aforementioned sale of common stock and repayment of debt occurred effective August 1, 1996, unaudited supplementary income before extraordinary item per basic common and diluted common share for the year ended July 31, 1997 would have been $0.62 based upon
17.4 million and 17.5 million weighted average basic common and diluted common shares, respectively.

 (P) PRO FORMA ADDITIONAL INCOME TAX EXPENSE (UNAUDITED)

  Stow was organized as an S corporation for Federal income tax purposes prior to the merger. Pro forma income tax expense reflects Federal income tax applied to taxable income at a rate of 35% for Stow for all periods prior to the effective date of the merger.

(2) ACQUISITIONS

 SUBSEQUENT EVENTS

  During February 1998, the Company acquired substantially all the assets of Hershey Import Co., Inc. ("Hershey"), a business specializing in the international trading, roasting and packaging of nuts, seeds, dried fruit and snack items, for approximately $7.5 million. Hershey had sales of $20.8 million for its most recent fiscal year ending June 30, 1997.

  On October 31, 1997, a subsidiary of the Company completed its merger with Stow wherein Stow became a wholly-owned subsidiary of the Company. The merger with Stow was accounted for as a pooling of interests and, accordingly, all financial information included is reported as though the companies had been combined for all periods presented. The Company issued 4,978,280 shares, which represented 29% of the Company's Common Stock after the merger in exchange for all of the outstanding common stock of Stow. Net sales for the year ended October 31, 1995, nine months ended July 31, 1996, year ended July 31, 1997, and quarter ended October 31, 1997 for the Company excluding Stow were approximately $283.3 million, $286.4 million, $421.7 million and $118.8 million (unaudited), respectively. Net income for the year ended October 31, 1995, nine months ended July 31, 1996, year ended July 31, 1997, and quarter ended October 31, 1997 for the Company excluding Stow was approximately $2.6 million, $4.0 million, $8.3 million and $1.4 million (unaudited), respectively. Net sales for the year ended October 31, 1995, nine months ended July 31, 1996, year ended July 31, 1997, and quarter ended October 31, 1997 for Stow were approximately $175.5 million, $153.4 million, $213.1 million and $56.9 million (unaudited), respectively. Net income (loss) for the year ended October 31, 1995, nine months ended July 31, 1996, year ended July 31, 1997, and quarter ended October 31, 1997 for Stow was approximately $.2 million, $1.4 million, $1.1 million and ($1.7) million (unaudited), respectively.

 FISCAL 1996

  In February 1996, Cornucopia Natural Foods, Inc. (CNF) (predecessor company) and Mountain People's Warehouse, Inc. (MPW) merged in a business combination accounted for as a pooling of interests and CNF changed its name to United Natural Foods, Inc. CNF issued 3,213,100 shares, which represented approximately 37% of the common stock of CNF after the merger, in exchange for all of the outstanding common stock of MPW. The financial statements for all periods presented reflect the merger. Net sales for fiscal 1995 and the quarter ended January 31, 1996 for CNF were $145.6 million and $48.7 million (unaudited), respectively. Net income for fiscal 1995 and the quarter ended January 31, 1996 for CNF was $0.9 million and $1.0 million (unaudited), respectively. Net sales for fiscal 1995 and the quarter ended January 31, 1996 for MPW were $137.7 million and $43.6 million (unaudited), respectively. Net income for fiscal 1995 and the quarter ended January 31, 1996 for MPW $1.7 million and $0.1 million (unaudited), respectively.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 FISCAL 1995

  During fiscal 1995, the Company acquired substantially all of the assets of one natural products retailer, SunSplash Market, Inc. (in April 1995), one wholesale distributor, Prem Mark, Inc. (the predecessor business to Rainbow Natural Foods, Inc.) (in July 1995) and the capital stock of another wholesale distributor, Nutrasource, Inc. (in May 1995), in business combinations accounted for as purchases. The results of operations of these acquisitions have been included in the accompanying financial statements since the dates of the acquisitions. The total cash paid and debt issued for these acquisitions was approximately $12.5 million, which exceeded the fair value of the net assets acquired by approximately $6.3 million. This excess of purchase price over the net assets acquired has been recorded as goodwill, and is being amortized over thirty years.

  In connection with these acquisitions, the Company executed covenants not to compete and consulting agreements totaling approximately $0.5 million to be amortized using the straight-line method over the lives of the respective agreements, generally five years.

(3) STOCK OPTION PLAN

  The Company implemented Statement of Financial Accounting Standards No. 123, "Accounting for Stock- Based Compensation," during fiscal 1997. While SFAS No. 123 established financial accounting and reporting standards for stock-based employee compensation plans using a fair value method of accounting, it allows companies to continue to measure compensation using the intrinsic value method of accounting as prescribed in APB Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees." The Company will continue to use its present APB No. 25 accounting treatment for stock-based compensation. If the fair value method of accounting had been used, net income would have been $3.8 million and $9.3 million for 1996 and 1997, respectively, basic earnings per share would have been $0.28 and $0.57 for 1996 and 1997, respectively, and diluted earnings per share would have been $0.26 and $0.56 for 1996 and 1997, respectively. The weighted average grant date fair value of options granted during 1996 and 1997 was $6.47 and $5.84 per option, respectively. The fair value of each option grant was estimated using the Black-Sholes Option Pricing Model with the following weighted average assumptions for 1997 and 1996: a dividend yield of 0.0%, an expected volatility of 46.5%, a risk free interest rate of 6.07% and an expected life of 8 years. The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts.

  On July 29, 1996, the Board of Directors adopted, and on July 31, 1996 the stockholders approved, the 1996 Stock Option Plan which provides for grants of stock options to employees, officers, directors and others. These options are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code or options not intended to qualify as incentive stock options ("non-statutory stock options"). A total of 1,375,000 shares of common stock may be issued upon the exercise of options granted under the 1996 Stock Option Plan.

  In 1996, as consideration for their services on the Company's Board of Directors, four employee-directors were awarded non-statutory stock options to purchase an aggregate of 324,500 shares of common stock under the Company's 1996 Stock Option Plan at an exercise price of $6.38 per share, which vested immediately. In addition, one non-employee director was awarded a non-statutory stock option to purchase 16,500 shares of common stock under the 1996 Stock Option Plan at an exercise price of $9.64 per share which vests after three years. Incentive stock options to purchase an aggregate of 297,000 shares of common stock were also granted to several employees at not less than the fair value at the date of grant, with vesting at various rates generally over the next five years. Compensation expense of approximately $1.1 million was charged to operations in fiscal 1996 related to the employee-director stock options.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The following table summarizes the stock option activity for the six months ended January 31, 1998, fiscal 1997 and fiscal 1996.

                                                                WEIGHTED AVERAGE
                                                        SHARES   EXERCISE PRICE
                                                        ------- ----------------
   1996
   Outstanding at beginning of year....................     --          --
   Granted............................................. 638,000      $ 8.11
   Exercised...........................................     --          --
   Canceled............................................     --          --
                                                        -------      ------
   Outstanding at end of year.......................... 638,000      $ 8.11
                                                        =======      ======
   Options exercisable at year end..................... 353,739      $ 6.61
                                                        =======      ======
   1997
   Outstanding at beginning of year.................... 638,000      $ 8.11
   Granted.............................................  16,500      $ 9.64
   Exercised...........................................     --          --
   Canceled............................................     --          --
                                                        -------      ------
   Outstanding at end of year.......................... 654,500      $ 8.14
                                                        =======      ======
   Options exercisable at year end..................... 382,978      $ 6.80
                                                        =======      ======
   1998 (UNAUDITED)
   Outstanding at beginning of period.................. 654,500      $ 8.14
   Granted............................................. 247,346      $20.59
   Exercised...........................................     --          --
   Canceled............................................     --          --
                                                        -------      ------
   Outstanding at end of period........................ 901,846      $11.56
                                                        =======      ======
   Options exercisable at period end................... 393,987      $ 7.17
                                                        =======      ======

  The option to purchase 901,846 shares of common stock outstanding at January 31, 1998 had exercise prices and remaining contractual lives as follows:

                                                                   REMAINING
          EXERCISE PRICE                                SHARES  CONTRACTUAL LIFE
          $6.38.......................................  324,500      9 Years
          $9.64.......................................  247,500      9 Years
          $10.60......................................   82,500      4 Years
          (Unaudited) $20.25..........................  205,807     10 Years
          (Unaudited) $22.28..........................   41,539      5 Years

(4) NOTES PAYABLE

  The Company entered into a line of credit and term loan agreement (see note
5) with a bank effective February 20, 1996. The agreement has had three subsequent amendments effective March 1997, July 1997 and October 1997. In October 1997, the Company amended the agreement with its bank to increase the amount of the facility from $50 million to $100 million, to increase the limit on inventory advances to $50 million and the advance rate to 60%, to establish a term loan of $6.6 million and to increase the aggregate amount of real estate

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

acquisition loans and real estate term loans to $20 million. The agreement also provides for the bank to syndicate the credit facility to other banks and lending institutions. The credit facility was used to repay existing indebtedness of Stow owing to the Company's bank at the date of the merger and is used for general operating capital needs. Interest under the facility, except the portion related to the mortgage commitments, accrues at the Company's option at the New York Prime Rate (8.25% and 8.50% at July 31, 1996 and 1997, respectively) or 1.00% above the bank's London Interbank Offered Rate (LIBOR), and the Company has the option to fix the rate for all or a portion of the debt for a period up to 180 days. Interest on the mortgage facility will accrue at 1.25% above the bank's LIBOR rate, although the Company has the option to fix the rate for a period of five years at a rate of 1.25% above the five-year U.S Treasury Note rate. At July 31, 1996 and 1997, the weighted average interest rate on the line of credit was 7.84% and 6.98%, respectively. The Company has pledged all of its assets as collateral for its obligations under the credit agreement. As of July 31, 1997, the Company's outstanding borrowings under the credit agreement totaled $6.3 million. The credit agreement expires on July 31, 2002 and contains certain restrictive covenants. The Company was in compliance with its restrictive covenants at July 31, 1997.

  In connection with the amendment to the Company's credit agreement with its bank as noted above, an Agency and Interlender Agreement was entered into by the Company, its bank and two additional participating banks effective December 1, 1997. This agreement states, among other things, that the Company's primary bank will participate in this credit facility with the other banks.

  At July 31, 1996, Stow had a revolving line of credit with a bank to borrow up to $25 million due June 30, 1999. The line was increased, per the terms of the agreement, to $28 million at July 1, 1997. Borrowings under the line were limited to qualified accounts receivable and inventory, as defined. The maximum borrowing base available at July 31, 1997 was approximately $24 million which was limited by the letters of credit of approximately $0.7 million. The Company had approximately $2.4 million available under the line on July 31, 1997. This line of credit bore interest at the bank's prime rate (8.50% at July 31, 1997), or the London Interbank Offered Rate (5.6875% at July 31, 1997) plus 150 to 200 basis points or some combination thereof, as defined, and was secured by substantially all of the assets of Stow. At July 31, 1996 and 1997, the weighted average interest rate on the line of credit was 7.93% and 7.98%, respectively. Under the terms of the line of credit, the Company was required to, among other things, maintain certain financial covenants, as defined. In addition, the agreement contained certain restrictions on the sale or disposition of Company assets. At July 31, 1996 and 1997, the Company was either in compliance with such covenants or such events of noncompliance were waived by the bank. This line of credit was repaid in full and canceled as of October 31, 1997.

  Notes payable to Stow officers/stockholders totaling $5.5 million at July 31, 1996 were due on demand and carried interest at 8.25%. The noteholders waived rights to collect these notes through December 31, 1997, and accordingly, that portion of the notes has been classified as long-term in the accompanying combined balance sheets. These long-term notes were subordinated to all bank debt. The total outstanding balance of the notes was contributed to capital as of June 30, 1997.

(5) LONG-TERM DEBT

  Long-term debt consisted of the following: (dollars in thousands)

                                                              JULY 31, JULY 31,
                                                                1996     1997
                                                              -------- --------
   Note payable to limited partnership, secured, with inter-
    est ranging from 8% to 12% per annum payable quarterly,
    repaid in November 1996.................................   $4,744      --
   Term loan for employee stock ownership plan, secured by
    stock of the Company, due $14 monthly plus interest at
    10%, balance due May 1, 2015............................    3,074   $2,910

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                              JULY 31, JULY 31,
                                                                1996     1997
                                                              -------- --------
   Real estate term loan payable to bank, secured by land
    and building, refinanced in July 1997...................    5,775       25
   Term loan payable to former owners of acquired business,
    secured by substantially all assets of subsidiary, re-
    paid in November 1996...................................    2,785      --
   Term loan payable to bank, secured by substantially all
    assets of the Company, with monthly principal payments
    of $50 through July 2002 and the remaining principal due
    on July 31, 2002, interest at bank's prime plus 0.25% or
    at 2.25% above the LIBOR rate...........................    4,702   12,000
   Installment notes secured by equipment, payable in
    monthly installments through 2002 at interest rates
    ranging from 7.43% to 11.82%............................    1,958    2,320
   Other notes payable to former owners of acquired busi-
    nesses and former stockholders of subsidiaries, maturing
    at various dates through February 2002 at interest rates
    ranging from 6% to 10%..................................    3,165      528
   Notes payable to bank, secured by automobiles, including
    interest ranging from 6.25% to 7.25%, primarily due over
    three years.............................................       54       34
   Note payable to bank, secured by mortgage, payable in
    monthly installments through 2001 of $6, carrying inter-
    est at bank's prime plus 0.5%...........................      301      263
   Note payable to bank, secured by mortgage, payable in
    monthly installments of $39, carrying interest at bank's
    prime plus 0.75%, due October 2017......................    4,397    4,336
   Note payable to agency, secured by land and building,
    payable in monthly installments of $3, carrying interest
    at 8.25%, due October 2001..............................      120      102
   Note payable to agency, secured by land and building,
    payable in monthly installments of $1, carrying interest
    at 12%, due March 2001..................................       27       23
   Note payable to agency, secured by land and building,
    payable in monthly installments of $2, carrying interest
    at 10.57%, due September 2007...........................      146      141
   Term note payable to bank, secured by substantially all
    assets of Stow, payable in monthly installments of $44,
    carrying interest at bank's prime plus 0.5%, due Decem-
    ber 1998................................................    1,228      745
                                                              -------  -------
                                                               32,476   23,427
   Less: current installments...............................    5,102    3,016
                                                              -------  -------
   Long-term debt, excluding current installments...........  $27,374  $20,411
                                                              =======  =======

  The Company entered into a Note and Warrant Purchase Agreement (the Agreement) with a limited partnership (the Purchaser) on November 17, 1993. Under the Agreement, the Company issued to the Purchaser a Senior Note in the principal amount of $6.5 million and a Common Stock Purchase Warrant for 1,166,660 shares of the common stock of the Company. The Senior Note was repaid in full in November 1996 upon receipt of the proceeds from the initial public offering. The loss on the early retirement of debt has been reflected as an extraordinary item of $933, net of the income tax benefit of $662. This loss represents the charge off of the remaining original issue discount at the date of repayment. The Purchaser exercised stock warrants to purchase 785,730 shares of common stock during fiscal 1997 at a price of $.01 per share, with the remaining stock warrants repurchased by the Company. Interest on the Senior Note ranged from 8% to 12% per annum.

  Certain debt agreements contain restrictive covenants. At July 31, 1997, the Company was either in compliance with such covenants or such events of noncompliance were waived by the counterparty.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Aggregate maturities of long-term debt for the next five years and thereafter are as follows at July 31, 1997:

                                   (DOLLARS IN THOUSANDS)
            1998..................        $ 3,016
            1999..................          1,814
            2000..................          1,403
            2001..................          1,209
            2002..................          9,930
            Thereafter............          6,055
                                          -------
                                          $23,427
                                          =======

(6) PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following at July 31, 1996 and 1997:

                                           ESTIMATED
                                            USEFUL
                                         LIVES (YEARS)    1996        1997
                                         ------------- ----------- -----------
                                                       (DOLLARS IN THOUSANDS)
   Land.................................               $     1,070 $     1,070
   Building.............................     20-40          18,441      18,642
   Leasehold improvements...............      5-30           4,776       5,894
   Warehouse equipment..................      5-20          10,363      10,625
   Office equipment.....................      3-10           6,945       7,439
   Motor vehicles.......................       3-5           4,691       5,217
   Equipment under capital leases.......         5           2,344       3,299
   Construction in progress.............                       337         196
                                                       ----------- -----------
                                                            48,967      52,382
   Less accumulated depreciation and
    amortization........................                    15,749      19,970
                                                       ----------- -----------
     Net property and equipment.........               $    33,218 $    32,412
                                                       =========== ===========

(7) CAPITAL LEASES

  The Company leases computer, office and warehouse equipment under capital leases expiring in various years through 2002. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The assets are depreciated over the lower of their related lease terms or their estimated productive lives.

  Minimum future lease payments under capital leases as of July 31, 1997 for each of the next five fiscal years and in the aggregate are:

   YEAR ENDED JULY 31             AMOUNT
                              (IN THOUSANDS)
   1998......................     $  813
   1999......................        616
   2000......................        498
   2001......................        146
   2002 and thereafter.......        120
                                  ------
     Total minimum lease
      payments...............      2,193
   Less: Amount representing
    interest.................        276
                                  ------
     Present value of net
      minimum lease
      payments...............      1,917
   Less: current
    installments.............        681
                                  ------
     Capital lease
      obligations, excluding
      current installments...     $1,236
                                  ======

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


(8) COMMITMENTS AND CONTINGENCIES

  The Company leases various facilities under operating lease agreements with varying terms. Most of the leases contain renewal options and purchase options at several specific dates throughout the terms of the leases.

  The Company also leases equipment under master lease agreements. Payment under these agreements will continue for a period of four years. The equipment lease agreements contain covenants concerning the maintenance of certain financial ratios. The Company was in compliance with its covenants at July 31, 1997.

  Future minimum annual fixed payments required under non-cancelable operating leases having an original term of more than one year as of July 31, 1997 are as follows:

                                           (IN THOUSANDS)
            1998..........................    $ 4,228
            1999..........................      3,676
            2000..........................      3,036
            2001..........................      1,988
            2002..........................      1,821
                                              -------
                                              $14,749
                                              =======

  Rent and other lease expense for the year ended October 31, 1995, the nine months ended July 31, 1996 and the year ended July 31, 1997 totaled approximately $5.8 million, $5.2 million and $7.1 million, respectively.

  Outstanding commitments as of July 31, 1997 for the purchase of inventory were approximately $9.5 million. The Company had outstanding letters of credit of approximately $1.1 million at July 31, 1997.

  The Company may from time to time be involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

(9) SALARY REDUCTION/PROFIT SHARING PLANS

  The Company has several salary reduction/profit sharing plans, generally called "401(k) Plans" (the Plans), covering various employee groups. Under these types of Plans the employees may choose to reduce their compensation and have these amounts contributed to the Plans on their behalf. In order to become a participant in the Plans, employees must meet certain eligibility requirements as described in the respective Plan's document. In addition to amounts contributed to the Plans by employees, the Company makes contributions to the Plans on behalf of the employees. The Company contributions to the Plans were approximately $0.4 million, $0.4 million and $0.6 million for the year ended October 31, 1995, for the nine months ended July 31, 1996 and for the year ended July 31, 1997, respectively.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


(10) INCOME TAXES

  Total Federal and state income tax expense consists of the following:

                                                       CURRENT  DEFERRED TOTAL
                                                       -------  -------- ------
                                                           (IN THOUSANDS)
   Fiscal year ended October 31, 1995:
     U.S. Federal..................................... $2,079    $ 302   $2,381
     State and local..................................    544       28      572
                                                       ------    -----   ------
                                                       $2,623    $ 330   $2,953
                                                       ======    =====   ======
   Nine months ended July 31, 1996:
     U.S. Federal..................................... $2,428    $(255)  $2,173
     State and local..................................    725      (15)     710
                                                       ------    -----   ------
                                                       $3,153    $(270)  $2,883
                                                       ======    =====   ======
   Fiscal year ended July 31, 1997:
     From continuing operations
       U.S. Federal................................... $4,839    $  19   $4,858
       State and local................................  1,802      (24)   1,778
                                                       ------    -----   ------
                                                        6,641       (5)   6,636
                                                       ------    -----   ------
     Extraordinary item
       U.S. Federal...................................   (542)     --      (542)
       State and local................................   (120)     --      (120)
                                                       ------    -----   ------
                                                         (662)     --      (662)
                                                       ------    -----   ------
                                                       $5,979    $  (5)  $5,974
                                                       ======    =====   ======

  Total income tax expense was different than the amounts computed using the United States statutory income tax rate (approximately 34% for 1995 and 1996 and 35% for fiscal 1997) applied to income before income taxes and extraordinary item as a result of the following:

                                       YEAR ENDED  NINE MONTHS ENDED YEAR ENDED
                                       OCTOBER 31,     JULY 31,       JULY 31,
                                          1995           1996           1997
                                       ----------- ----------------- ----------
                                                    (IN THOUSANDS)
   Computed "expected" tax expense...    $1,964         $2,849         $5,405
   State and local income tax, net of
    Federal income tax benefit.......       377            467          1,078
   Effect of entities not taxed for
    Federal income tax...............       (75)          (499)          (401)
   Merger related expenses...........       --             156            --
   Non-deductible expenses...........        20             70             42
   Non-deductible amortization.......       479              5             16
   Other, net........................       188           (165)          (166)
                                         ------         ------         ------
                                         $2,953         $2,883         $5,974
                                         ======         ======         ======

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The tax effects of temporary differences that give rise to significant portions of the net deferred tax assets and deferred tax liabilities at July 31, 1996 and 1997 are presented below:

                                                               1996    1997
                                                              ------- -------
                                                              (IN THOUSANDS)
   Deferred tax assets:
     Inventories, principally due to additional costs inven-
      toried for tax purposes................................ $  421  $   460
     Rents deducted for book purposes in excess of tax.......     28       22
     Financing costs.........................................     25       25
     Intangible assets.......................................    221      301
     Deferred compensation...................................    401      411
     Accrued vacation........................................     59       77
     Accounts receivable, principally due to allowances for
      uncollectible accounts.................................    281      202
     Other...................................................    165      --
                                                              ------  -------
       Total gross deferred tax assets.......................  1,601    1,498
   Less valuation allowance..................................    --       --
                                                              ------  -------
       Net deferred tax assets...............................  1,601    1,498
                                                              ------  -------
   Deferred tax liabilities:
     Plant and equipment, principally due to differences in
      depreciation...........................................    537      571
     Reserve for LIFO inventory method.......................    675      523
     Other...................................................    --        50
                                                              ------  -------
       Total deferred tax liabilities........................  1,212    1,144
                                                              ------  -------
   Net deferred tax assets................................... $  389  $   354
                                                              ======  =======
   Current deferred income tax assets........................ $  796  $ 1,032
   Non-current deferred income tax liabilities...............   (407)    (678)
                                                              ------  -------
                                                              $  389  $   354
                                                              ======  =======

  In assessing the recoverability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Due to the fact that the Company has sufficient taxable income in the federal carryback period and anticipates sufficient future taxable income over the periods which the deferred tax assets are deductible, the ultimate realization of deferred tax assets for Federal and state tax purposes appears more likely than not.

(11) EMPLOYEE STOCK OWNERSHIP PLAN

  The Company adopted the CNF Employee Stock Ownership Plan (the Plan) for the purpose of acquiring outstanding shares of the Company for the benefit of eligible employees. The Plan was effective as of November 1, 1988 and has received notice of qualification by the Internal Revenue Service.

  In connection with the adoption of the Plan, a Trust was established to hold the shares acquired. On November 1, 1988, the Trust purchased 40% of the outstanding Common Stock of the Company at a price of $4,080,000. The trustees funded this purchase by issuing promissory notes to the initial stockholders, with the ESOT shares pledged as collateral. These notes bear interest at 10% and are payable through May 2015. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year.

  The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans," in

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

November 1993. The statement provides guidance on employers' accounting for ESOPs and is required to be applied to shares purchased by ESOPs after December 31, 1992, that have not been committed to be released as of the beginning of the year of adoption. In accordance with SOP 93-6, the Company elected not to adopt the guidance in SOP 93-6 for the shares held by the ESOP, all of which were purchased prior to December 31, 1992. The debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned ESOP shares in the Supplemental Consolidated Balance Sheets. During 1995, 1996 and 1997 contributions totaling approximately $0.5 million, $0.4 million and $0.5 million, respectively, were made to the Trust. Of these contributions, approximately $0.3 million, $0.2 million and $0.3 million, respectively, represented interest.

  The ESOP shares were classified as follows:

                                                               JULY 31, JULY 31,
                                                                 1996     1997
                                                               -------- --------
                                                                (IN THOUSANDS)
   Allocated shares...........................................    484      550
   Shares released for allocation.............................     66       88
   Shares distributed to employees............................    (20)     (88)
   Unreleased shares..........................................  1,650    1,562
                                                                -----    -----
     Total ESOP shares........................................  2,180    2,112
                                                                =====    =====

  The fair value of unreleased shares was approximately $37.5 million at July 31, 1997. Employees have the option of putting their shares back to the Company upon leaving employment. This option will remain available until the shares held by the Trust are registered.

(12) STOCK SPLIT

  In connection with the Company's initial public offering of shares of common stock, on August 30, 1996, the Board of Directors adopted, and the stockholders approved, an amendment to the Company's certificate of incorporation increasing the number of authorized shares of common stock from
0.2 million to 25.0 million and stating the par value of such shares as $0.01, and the Company effected a fifty-five-for-one split of its issued and outstanding common stock. All share, option and warrant and per share data presented in the accompanying consolidated financial statements have been restated to reflect the increased number of authorized and outstanding shares of common stock.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


(13) QUARTERLY FINANCIAL DATA (UNAUDITED)

  Following is a summary of quarterly operating results and share data. Quarterly information shown below has been adjusted from amounts reported on any Form 10-Q previously filed by the Company to reflect the acquisition of Stow. There were no dividends paid or declared by the Company during fiscal year 1996, the twelve months ended 1997 and the six months ended January 31, 1998 and the Company anticipates that it will continue to retain earnings for use in its business and not pay cash dividends in the foreseeable future. The comparable fiscal year 1996 information has been created by combining actual fiscal 1996 results with the fourth quarter results for fiscal 1995.

                                  FIRST     SECOND   THIRD    FOURTH  FULL YEAR
                                 --------  -------- -------- -------- ---------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
   1996
   Net sales...................  $140,207  $142,560 $149,053 $148,229 $580,049
   Gross profit................    27,831    29,334   30,287   30,091  117,543
   Income before income taxes..        14     2,659    3,323    2,351    8,347
   Net income (loss)...........      (755)    1,940    2,054    1,456    4,695
   Per common share
    Income (Loss)
     Basic.....................  $  (0.06) $   0.14 $   0.15 $   0.11 $   0.34
     Diluted...................  $  (0.05) $   0.13 $   0.14 $   0.10 $   0.32
   Weighted average basic
    shares outstanding.........    13,691    13,691   13,691   13,678   13,687
   Weighted average diluted
    shares outstanding.........    14,858    14,858   14,858   14,844   14,855
   1997
   Net sales...................  $146,659  $160,409 $158,890 $168,867 $634,825
   Gross profit................    29,649    32,396   31,647   33,586  127,278
   Income before income taxes
    and extraordinary item.....     2,346     3,814    5,446    5,430   17,036
   Extraordinary item..........       --        933      --       --       933
   Net income..................     1,292     1,364    3,377    3,434    9,467
   Per common share
    Income before extraordinary
     item
     Basic.....................  $   0.09  $   0.13 $   0.19 $   0.20 $   0.64
     Diluted...................  $   0.09  $   0.13 $   0.19 $   0.20 $   0.63
   Weighted average basic
    shares outstanding.........    13,671    17,116   17,357   17,357   16,367
   Weighted average diluted
    shares outstanding.........    14,976    17,274   17,539   17,601   16,553

                                                                         SIX
                                                     FIRST     SECOND   MONTHS
   1998                                             --------  -------- --------
   Net sales....................................... $173,383  $177,976 $351,359
   Gross profit....................................   34,189    36,308   70,497
   Income before income taxes......................    1,293     7,134    8,427
   Net income(loss)................................     (628)    4,200    3,572
   Per common share Income (loss)
      Basic........................................ $  (0.04) $   0.24 $   0.21
      Diluted...................................... $  (0.04) $   0.24 $   0.20
   Weighted average basic shares outstanding.......   17,357    17,357   17,357
   Weighted average diluted shares outstanding.....   17,649    17,659   17,654